UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 1, 2011

Tutor Perini Corporation
(Exact name of registrant as specified in its charter)
_________________________

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California  91342-1093
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:   (818) 362-8391

None
 (Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Shareholders Agreement

On June 2, 2011, Tutor Perini Corporation (the "Company") and Ronald N. Tutor, as shareholder representative, entered into Amendment No. 2 (the "Amendment") to the Shareholders Agreement, dated April 2, 2008, as amended on September 17, 2010 (the "Shareholders Agreement").  The Amendment revises the transfer restrictions contained in Section 5(a) of the Shareholders Agreement to permit Ronald N. Tutor and certain trusts controlled by Ronald N. Tutor to freely transfer up to 65% (up from 40%) of the shares of Company common stock they received in the 2008 merger with Tutor-Saliba Corporation, so long as such transfer does not result in the transfer of shares of Company common stock equal to or greater than 15% of the total voting power of the Company's common stock to any third party or group of affiliated third parties. Subject to the restriction described in the foregoing sentence, the Amendment permits Mr. Tutor to sell up to an additional 5,526,538 shares of the 13,716,155 shares he currently beneficially owns.  Mr. Tutor requested the Amendment so that he could have the flexibility, if necessary, to raise funds to meet commitments associated with his personal investments unrelated to the Company.  He advised the Company’s Board of Directors that it is his hope that he will generate the funds required through the sale of other assets.

The Amendment does not otherwise materially modify or alter the Shareholders Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The 2011 Annual Meeting of Shareholders (“Annual Meeting”) for the Company was held on June 1, 2011.  At the Annual Meeting, the Company’s shareholders voted on five proposals as described in detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2011, and cast their votes as set forth below.

The Company’s shareholders elected the following four individuals by the votes indicated below to serve as Class III directors of the Company to hold office for a three-year term, expiring at the Company's 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Proposal 1: Election of Directors	Votes For	Votes Withheld	Broker Non-Votes
Marilyn A. Alexander	41,309,207	664,162	2,518,334
Peter Arkley	34,845,547	7,127,822	2,518,334
Raymond R. Oneglia	40,943,582	1,029,787	2,518,334
Donald D. Snyder	40,044,991	1,928,378	2,518,334

The Company’s shareholders ratified the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Voting results on this matter were as follows:

Proposal 2: Ratification of Auditors	Votes For	Votes Against	Abstentions	Uncast
	43,428,675	1,051,749	11,229	50

The Company’s shareholders cast their votes with respect to the approval of amendments to the Perini Corporation 2004 Stock Option and Incentive Plan as set forth below:

Proposal 3: Stock Option/Incentive Plan	Votes For	Votes Against	Abstentions	Broker Non-Votes
	32,195,964	9,720,342	57,063	2,518,334

The Company’s shareholders cast their votes with respect to the advisory vote on executive compensation as set forth below:

Proposal 4: Shareholder Advisory vote on Executive Compensation	Votes For	Votes Against	Abstentions	Broker Non-Votes
	20,587,740	21,330,122	55,507	2,518,334

The Company’s shareholders cast their votes with respect to the advisory vote on the frequency of future advisory votes on executive compensation as set forth below:

Proposal 5: Frequency of future Shareholder Advisory votes on Executive Compensation	One Year	Two Years	Three Years	Abstentions	Broker Non-Votes
	24,380,645	336,337	17,205,768	50,619	2,518,334

Item 7.01.	Regulation FD Disclosure.

Acquisition of Frontier-Kemper

On June 1, 2011, the Company completed the purchase of all of the outstanding capital stock of Frontier-Kemper Constructors Inc., ("Frontier-Kemper"), an Indiana corporation, (the "Acquisition"), pursuant to the terms of a Stock Purchase Agreement, dated June 1, 2011, by and among the Company, Frontier-Kemper, and Deilmann-Haniel International Mining & Tunneling GmbH, the sole shareholder of Frontier-Kemper.

The aggregate purchase price was approximately $61 million in cash (subject to a post closing net worth adjustment).  In addition, the Company assumed approximately $52 million of debt, of which $35 million was paid off at closing.

On June 2, 2011, the Company issued a press release announcing the closing of the Acquisition.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Letter of Intent to Acquire Lunda Corporation

On May 31, 2011, the Company signed a Letter of Intent (“LOI”) to acquire 100% of the stock of Lunda Construction Company (“Lunda”), a heavy civil contractor headquartered in Black River Falls, Wisconsin.

Under the terms of the LOI, the purchase price for Lunda is expected to be $153.5 million, consisting of $131.8 million in cash at closing and $21.7 million in a note payable in five years (subject to a post-closing net worth adjustment), plus a structured earnout based on profitability targets for three years following the closing date.  The transaction is subject to obtaining the customary regulatory and other third party approvals, entering into a definitive stock purchase agreement and completing due diligence.  The transaction is expected to close on July 1, 2011.

On June 2, 2011, the Company issued a press release announcing the signing of the Letter of Intent.  A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Amendment No. 2 to the Shareholders Agreement, dated as of June 1, 2011, by and between Tutor Perini Corporation and Ronald N. Tutor, as shareholder representative.

99.1	Press Release of Tutor Perini Corporation dated June 2, 2011.

99.2	Press Release of Tutor Perini Corporation dated June 2, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tutor Perini Corporation

Dated: June 6, 2011	By: /s/Kenneth R. Burk
Kenneth R. Burk
Executive Vice President and Chief Financial Officer